PROSPECTUS SUPPLEMENT
                                 (To Prospectus dated February 27, 2003)

Partial Principal Protected Notes

UBS AG $7,000,000 NOTES LINKED TO THE DOW JONES-AIG COMMODITY INDEX(SM) DUE JULY 30, 2010

Issuer:                          UBS AG

Maturity Date:                   July 30, 2010 (Investment term of 5 years)

No Interest Payments:            We will not pay you interest during the term of
                                 the Notes.

Underlying Index:                The return on the Notes is linked to the
                                 performance of the Dow Jones-AIG Commodity
                                 Index(SM) (the "Index"). The Index is designed to be a highly liquid and diversified benchmark for commodities as an asset class. The Index is composed of nineteen futures contracts on physical commodities traded on U.S. exchanges, with the exception of aluminum, nickel and zinc contracts, which trade on the London Metal
                                 Exchange (the "LME"). The Index was designed by
                                 AIG International Inc. ("AIGI") and is
                                 calculated by Dow Jones & Company, Inc. ("Dow
                                 Jones") in conjunction with AIGI.

Payment at Maturity:             At maturity, you will receive a cash payment
                                 per $1,000 principal amount of the Notes based on the Index Return.

                                 o If the Index Return is positive, you will receive your principal plus an additional payment equal to 110% of the Index Return.

                                 o If the Index Return is between 0% and -20%, you will receive your full principal.

                                 o If the Index Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -20%. ACCORDINGLY, IF THE INDEX HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

Index Return:                    Index ending level - Index starting level
                                 -----------------------------------------
                                           Index starting level

Index starting level:            The Index starting level is 155.655, the
                                 closing level of the Index on July 25, 2005
                                 (the "trade date").

Index ending level:              The Index ending level will be the closing
                                 level of the Index on July 26, 2010 (the "final valuation date").

CUSIP Number:                    90261KLC2

No Listing:                      The Notes will not be listed or displayed on
                                 any securities exchange, the Nasdaq National
                                 Market System or any electronic communications network.

Booking Branch:                  UBS AG, Jersey Branch

SEE "RISK FACTORS" BEGINNING ON PAGE S-7 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note ...........         100%             3.5%             96.5%
Total ..............      $7,000,000        $245,000        $6,755,000



UBS INVESTMENT BANK         UBS FINANCIAL SERVICES INC.               [UBS LOGO]

Prospectus Supplement dated July 25, 2005

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The Notes are medium-term notes issued by UBS. The return on the Notes is linked to the performance of the Dow Jones-AIG Commodity Index(SM) (the "Index"). The Notes offer partial principal protection only against declines in the Index of up to 20%. The Notes also offer 110% participation in any appreciation of the Index.

The Index is designed to be a highly liquid and diversified benchmark for commodities as an asset class. The Index is composed of nineteen futures contracts on physical commodities traded on U.S. exchanges, with the exception of aluminum, nickel and zinc contracts, which trade on the London Metal Exchange (the "LME"). The Index was designed by AIG International Inc. ("AIGI") and is calculated by Dow Jones & Company, Inc. ("Dow Jones") in conjunction with AIGI.

The return on the Notes is linked to the performance of the Index, expressed as a percentage, from July 25, 2005 (the "trade date") relative to July 26, 2010 (the "final valuation date"). The Index Return, which may be positive or negative, will be calculated as follows:

                         Index ending level - Index starting level
          Index Return = -----------------------------------------
                                   Index starting level

where the "Index starting level" is 155.655, the closing level of the Index on the trade date and the "Index ending level" is the closing level of the Index on the final valuation date.

At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Index Return.

o If the Index Return is positive, you will receive your principal plus an additional payment equal to 110% of the Index Return.

o If the Index Return is between 0% and -20%, you will receive your full principal.

o If the Index Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -20%. For example, an Index Return of -25.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE INDEX HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the opportunity for 110% participation in the appreciation of the level of the Index if and to the extent the Index Return is positive. You will receive 110% of any Index gains at maturity.

> PARTIAL PRINCIPAL PROTECTION--At maturity, your principal is fully protected against a decline in the Index of up to 20% from the Index starting level. If the Index Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -20%.

>    MINIMUM INVESTMENT--$1,000.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-7.

> AT MATURITY, THE NOTES ARE EXPOSED TO ANY DECLINE IN THE LEVEL OF THE INDEX IN EXCESS OF 20%--If the Index Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -20%. ACCORDINGLY, IF THE INDEX HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

> PARTIAL PRINCIPAL PROTECTION ONLY FOR DECLINES IN THE INDEX OF UP TO 20% AND IF YOU HOLD THE NOTES TO MATURITY--You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have partial principal protection for a decline in the level of the Index of up to 20%.

> MARKET RISK--The return on the Notes, which may be positive or negative, is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive or negative.

> POTENTIAL OVERCONCENTRATION--The exchange-traded physical commodities underlying the futures contracts included in the Index from time to time are concentrated in a limited number of sectors, particularly energy and agriculture, and may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors. See "The Dow Jones-AIG Commodity Index--Diversification Rules" on page S-19.

> NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

> THERE WILL BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You are willing to accept the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities, in particular.

>    You believe the Index Return will be positive.

> You seek an investment that offers partial principal protection for limited declines in the Index when the Notes are held to maturity.

>    You are willing to hold the Notes to maturity.

>    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You are not willing to be exposed to fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities, in particular.

>    You believe the Index Return will be negative.

>    You seek an investment that is 100% principal protected.

>    You are unable or unwilling to hold the Notes to maturity.

>    You seek current income from your investment.

> You will create an overconcentrated position in the commodities sector of your portfolio by owning the Notes.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

>    You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash settled forward contract with respect to the Index. The terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you will generally recognize capital gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes. Such gain or loss generally will be long-term capital gain or loss if you held your Notes for more than one year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-34.

EXAMPLES

For all four examples, we assume the Index starting level is 155.655.

--------------------------------------------------------------------------------
  EXAMPLE 1 -- THE INDEX RETURN IS 50%
--------------------------------------------------------------------------------

  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES
   If we assume that the Index ending level is 233.483, the Index Return would therefore be 50%. The investor would receive at maturity the principal amount of each Note plus a payment equal to 110% of the Index Return, as set forth below:
   o Principal amount of each Note =                                      $1,000
   plus
   o Principal amount of each Note x 110% x Index Return
     $1,000 x 110% x 50% =                                                  $550
                                                                          ------
                                                                   TOTAL: $1,550
                                                                          ======

  INVESTOR RECEIVES $1,550 AT MATURITY FOR EACH NOTE (A 55% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE INDEX
   o Principal amount =                                                   $1,000
   plus
   o Principal amount x Index Return
     $1,000 x 50% =                                                         $500
                                                                          ------
                                                                   TOTAL: $1,500
                                                                          ======

  INVESTOR WOULD RECEIVE $1,500 ON A $1000 DIRECT INVESTMENT IN THE INDEX (A 50% TOTAL RETURN).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  EXAMPLE 2 -- THE INDEX RETURN IS 120%
--------------------------------------------------------------------------------

  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES
   If we assume that the Index ending level is 342.441, the Index Return would therefore be 120%. The investor would receive at maturity the principal amount plus a payment equal to 110% of the Index Return, as set forth below:
   o Principal amount of each Note =                                      $1,000
   plus
   o Principal amount of each Note x 110% x Index Return
     $1,000 x 110% x 120% =                                               $1,320
                                                                          ------
                                                                   TOTAL: $2,320
                                                                          ======

  INVESTOR RECEIVES $2,320 AT MATURITY FOR EACH NOTE (A 132% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE INDEX
   o Principal amount =                                                   $1,000
   plus
   o Principal amount x Index Return
     $1,000 x 120% =                                                      $1,200
                                                                          ------
                                                                   TOTAL: $2,200
                                                                          ======

  INVESTOR WOULD RECEIVE $2,200 ON A $1000 DIRECT INVESTMENT IN THE INDEX (A 120% TOTAL RETURN).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  EXAMPLE 3 -- THE INDEX RETURN IS -20%
--------------------------------------------------------------------------------

  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES
   If we assume that the Index ending level is 124.524, the Index Return would therefore be -20%. Since the Notes provide partial principal protection for up to a 20% decline in the Index, the investor would receive at maturity the full principal amount, as set forth below:
   o Principal amount of each Note =                                      $1,000
                                                                   TOTAL: $1,000
                                                                          ======

  INVESTOR RECEIVES $1,000 AT MATURITY FOR EACH NOTE (A 0% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE INDEX
   o Principal amount =                                                   $1,000
   plus
   o Principal amount x Index Return
     $1,000 x (-20%) =                                                     -$200
                                                                          ------
                                                                   TOTAL:   $800
                                                                          ======

  INVESTOR WOULD RECEIVE $800 ON A $1,000 DIRECT INVESTMENT IN THE INDEX (A 20% LOSS).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  EXAMPLE 4 -- THE INDEX RETURN IS -50%
--------------------------------------------------------------------------------

  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES
   If we assume that the Index ending level is 77.828, the Index Return would therefore be -50%, which is less than -20%. The investor loses 1% (or fraction thereof) of the principal amount at maturity for every percentage point (or fraction thereof) the Index Return is below -20%, as set forth below:
   o Principal amount of each Note =                                      $1,000
     plus
   o Principal amount of each Note x (Index Return + 20%)
     $1,000 x (-50% + 20%)
     $1,000 x (-30%) =                                                     -$300
                                                                          ------
                                                                   TOTAL:   $700
                                                                          ======

  INVESTOR RECEIVES $700 AT MATURITY FOR EACH NOTE (A 30% LOSS).

  Calculation of comparative return on a $1,000 direct investment in the Index
   o Principal amount =                                                   $1,000
   plus
   o Principal amount x Index Return
     $1,000 x (-50%) =                                                     -$500
                                                                          ------
                                                                   TOTAL:   $500
                                                                          ======

  INVESTOR WOULD RECEIVE $500 ON A $1,000 DIRECT INVESTMENT IN THE INDEX (A 50% LOSS).

--------------------------------------------------------------------------------

HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY

The table and graph below represent the hypothetical performance of an investment in the Notes compared to a direct investment in the Index.

--------------------------------------------------------------------------------
  ASSUMPTIONS:
--------------------------------------------------------------------------------
  Initial Investment:                       $ 1,000
  Index Starting Level:                     155.655
  Participation Rate:                       110%
  Partial Principal Protection:             -20%
  Index Performance:                        100% to -100%
  Term:                                     5 years

------------------------------------     --------------------------------------
      PERFORMANCE OF THE INDEX                  PERFORMANCE OF THE NOTES
------------------------------------     --------------------------------------
    FINAL                   INDEX          NOTES PAYMENT               NOTES
 INDEX LEVEL               RETURN*          AT MATURITY               RETURN*
------------------------------------     --------------------------------------
      300                    93%              $2,020                   102%
      250                    61%              $1,667                    67%
      200                    28%              $1,313                    31%
      190                    22%              $1,243                    24%
      180                    16%              $1,172                    17%
      170                     9%              $1,101                    10%
      160                     3%              $1,031                     3%
------------------------------------     -------------------------------------
  155.655                     0%              $1,000                     0%
------------------------------------     -------------------------------------
      140                   -10%              $1,000                     0%
      130                   -16%              $1,000                     0%
------------------------------------     -------------------------------------
      120                   -23%                $971                    -3%
------------------------------------     -------------------------------------
      100                   -36%                $842                   -16%
       80                   -49%                $714                   -29%
       60                   -61%                $585                   -41%
       40                   -74%                $457                   -54%
       20                   -87%                $328                   -67%
        0                  -100%                $200                   -80%
------------------------------------     -------------------------------------
* PERCENTAGES HAVE BEEN ROUNDED FOR EASE OF ANALYSIS



                                [GRAPHIC OMITTED]

--------------------------------------------------------------------------------


Risk Factors

Your investment in the Notes will involve risks. The Notes are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Notes is linked to the performance of the Dow Jones-AIG Commodity Index(SM) (the "Index") and you may lose some of the principal amount you invest. As described in more detail below, the trading price of the Notes may vary considerably before the maturity date, due, among other things, to fluctuations in the price of commodities that make up the Index and other events that are difficult to predict and beyond our control. Investing in the Notes is NOT equivalent to investing directly in the commodities comprising the Index or the Index itself. This section describes the most significant risks relating to an investment in the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OF YOUR PRINCIPAL.

The Notes differ from ordinary debt securities in that we will not pay you interest on the Notes or a fixed amount at maturity. Instead, we will pay you in cash at maturity an amount based on the performance of the Index, subject to partial principal protection for declines of up to 20% in the level of the Index. The Notes are exposed to declines in the level of the Index of more than 20% from the Index starting level to the Index ending level. You will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -20%. For example, an Index Return of -25.5% will result in a 5.5% loss of principal. ACCORDINGLY, YOU CAN LOSE UP TO 80% OF THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE INDEX DECLINES BY MORE THAN 20% OVER THE TERM OF THE NOTES.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS, INCLUDING VOLATILE COMMODITIES PRICES.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the level of the Index will affect the market value of the Notes more than any other factor. Other factors described in detail in the paragraphs below that may influence the market value of the Notes include:

> the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

> the market price of the Index Commodities or the exchange-traded futures contracts on the Index Commodities;

>    the time remaining to the maturity of the Notes;

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

> economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market price of the Index Commodities or the exchange-traded futures contracts on the Index that affect commodities and futures markets generally; or

>    the creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

RISK FACTORS
--------------------------------------------------------------------------------


SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price." Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Notes.

RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE NOTES.

Because the Notes are linked to the Index which reflects the return on futures contracts on nineteen different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the Index will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the Index for the following year. However, Dow Jones and AIGI may not discover every discrepancy. Furthermore, the annual weightings for the Index are determined each year in June and announced in July by AIGI under the supervision of an Index Oversight Committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the Index and has no obligation to take the needs of any parties to transactions involving the Index into consideration when reweighting or making any other changes to the Index. Finally, subject to the minimum/maximum diversification limits described in "The Dow Jones-- AIG Commodity Index--Diversification Rules" on page S-19, the exchange-traded physical commodities underlying the futures contracts included in the Index from time to time are concentrated in a limited number of sectors, particularly energy and agriculture. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

HIGHER FUTURE PRICES OF THE INDEX COMMODITIES RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY.

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as "rolling," If the market for these contracts is (putting aside other considerations) in "backwardation," where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a "roll yield." While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Index, such as gold, have historically traded in "contango" markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the

RISK FACTORS
--------------------------------------------------------------------------------


commodity markets could result in negative "roll yields," which could adversely affect the value of the Index and, accordingly, adversely affect the market value of your Notes.

CHANGES THAT AFFECT THE CALCULATION OF THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of Dow Jones and AIGI, a subsidiary of American International Group, Inc., concerning the methodology and calculation of the Index, additions, deletions or substitutions of the Index Commodities or exchange-traded futures contracts on the Index Commodities could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if Dow Jones and AIGI, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating the Index, or if Dow Jones and AIGI discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the Index starting level or the Index ending level are not available because of a market disruption event or for any other reason, the calculation agent--which will initially be UBS Securities LLC, an affiliate of the Issuer--will make a good faith estimate in its sole discretion of the Index ending level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index ending level is required to be determined, the calculation agent will instead make a good faith estimate in its sole discretion of the Index ending level by reference to a group of commodities or indexes and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES.

The actual performance of the Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Index. The trading prices of exchange-traded futures contracts on the Index Commodities will determine the level of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall.

COMMODITY PRICES MAY CHANGE UNPREDICTABLY, AFFECTING THE INDEX LEVEL AND THE VALUE OF YOUR NOTES IN UNFORESEEABLE WAYS.

Trading in futures contracts associated with the Index Commodities is speculative and can be extremely volatile. Market prices of the Index Commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments and changes in interest rates. These factors may affect the level of the Index and the value of your Notes in varying ways, and different factors may cause the value of different commodities included in the Index, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

THE FORMULA FOR DETERMINING THE REDEMPTION AMOUNT DOES NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE INDEX.

Changes in the Index during the term of the Notes before the final valuation date will not be reflected in the calculation of the cash payment payable at maturity. The calculation agent will calculate such cash payment by comparing only the level of the Index on the trade date and the level of the Index on the final valuation date. No other Index levels will be taken into account. As a result, you may not receive a

RISK FACTORS
--------------------------------------------------------------------------------


positive return on your investment even if the Index has risen at certain times during the term of the Notes before falling to a level below the Index starting level on the final valuation date.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR HAVE RIGHTS IN THE EXCHANGE-TRADED FUTURES CONTRACTS ON THE INDEX COMMODITIES.

You will not receive any periodic interest payments on the Notes. As an owner of the Notes, you will not have rights that holders of the exchange-traded futures contracts on the Index Commodities may have.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so and may stop making a market in the Notes at any time.

As a result, if you sell your Notes before maturity, you may have to do so at a discount from the issue price and you may suffer losses. In addition, you will not have protection for a decline in the level of the Index of up to 20%.

THE NOTES ARE INDEXED TO THE DOW JONES-AIG COMMODITY INDEX(SM), NOT THE DOW JONES-AIG COMMODITY INDEX TOTAL RETURN(SM).

The Notes are linked to the Dow Jones-AIG Commodity Index(SM), which, as discussed below, reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index. The Dow Jones-AIG Commodity Index Total Return(SM) is a total return index which, in addition to reflecting those returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills. Because the Notes are linked to the Dow Jones-AIG Commodity Index(SM), the return on the Notes will not include the total return feature of the Dow Jones-AIG Commodity Index Total Return(SM).

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN INDEX COMMODITIES, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON INDEX COMMODITIES OR THE INDEX, MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-32, UBS or its affiliates may hedge their obligations under the Notes by purchasing Index Commodities, futures or options on Index Commodities or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Commodities or the Index, and they may adjust these hedges by, among other things, purchasing or selling Index Commodities, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Commodities and the level of the Index and, therefore, the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in Index Commodities and other investments relating to Index Commodities or the Index on a regular basis as part of their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of Index Commodities and the level of the Index and, therefore, the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes

RISK FACTORS
--------------------------------------------------------------------------------


in the performance of Index Commodities or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Commodities that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

Moreover, UBS and UBS Securities LLC have published, and in the future expect to publish, research reports with respect to some or all of the Index Commodities and physical commodities, generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. The research should not be viewed as a recommendation or endorsement of the Notes in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Index Commodities and the related exchange-traded futures contracts and the level of the Index and, therefore, the market value of the Notes.

TRADING AND OTHER TRANSACTIONS BY AIGI AND DOW JONES IN THE FUTURES CONTRACTS COMPRISING THE INDEX AND THE UNDERLYING COMMODITIES MAY AFFECT THE VALUE OF THE INDEX.

AIGI and its affiliates actively trade futures contracts and options on futures contracts on the Index Commodities. AIGI and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments which are linked to the performance of commodities or are linked to the performance of the Index. Certain of AIGI's affiliates may underwrite or issue other securities or financial instruments indexed to the Index and related indices, and Dow Jones and AIGI and certain of their affiliates may license the Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the value of the Index. For instance, a market maker in a financial instrument linked to the performance of the Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Index components in order to hedge the market maker's position in the financial instrument may affect the market price of the futures contracts included in the Index, which in turn may affect the value of the Index. With respect to any of the activities described above, none of AIGI, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH DOW JONES AND AIGI AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with Dow Jones and AIGI in any way (except for licensing arrangements discussed below in "The Dow Jones-AIG Commodity Index" beginning on page S-14) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither Dow Jones nor AIGI is under any obligation to continue to calculate the Index or required to calculate any successor index. If Dow Jones and AIGI discontinue or suspend the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole

RISK FACTORS
--------------------------------------------------------------------------------


discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-28 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation" on page S-30.

The information in "The Dow Jones-AIG Commodity Index" section beginning on page S-14 has been taken from (i) publicly available sources and (ii) a summary of the Dow Jones-AIG Commodity Index Handbook (a document that is considered proprietary to Dow Jones and AIGI and is available to those persons who enter into a license agreement available at http://www.aigfp.com/commodities). Such information reflects the policies of, and is subject to change by, Dow Jones and AIGI. UBS has not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Index, AIGI and Dow Jones. Dow Jones and AIGI are not involved in the offer of the Notes in any way and have no obligation to consider your interests as a holder of the Notes.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-31. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting Index Commodities or the Index has occurred or is continuing on the day when the calculation agent will determine the Index ending level. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Index ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, then the calculation agent will instead use the closing level of the Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final valuation date. If a market disruption event is occurring on the last possible final valuation date, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-28.

INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION OF THE INDEX.

At any time during the term of the Notes, the daily calculation of the Index may be adjusted in the event that AIGI determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day's settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or, with respect to any futures contract used in the calculation of the Index that trades on the LME,

RISK FACTORS
--------------------------------------------------------------------------------


a business day on which the LME is not open for trading. Any such index calculation disruption events may have an adverse impact on the value of the Index or the manner in which it is calculated. See "The Dow Jones-AIG Commodity Index--Index Calculation Disruption Events" on page S-20.

AIGI MAY BE REQUIRED TO REPLACE A DESIGNATED CONTRACT IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED.

A futures contract known as a "Designated Contract" has been selected as the reference contract for each underlying physical commodity. See "Composition of the Index--Designated Contracts for each Commodity" on page S-17. Data concerning this Designated Contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced by an exchange, a comparable futures contract would be selected by the Dow Jones-AIG Commodity Index Oversight Committee, if available, to replace that Designated Contract. The termination or replacement of any Designated Contract may have an adverse impact on the value of the Index.

UBS' NON-EXCLUSIVE RIGHT TO USE THE INDEX.

UBS has been granted a non-exclusive right to use the Index and related service marks and trademarks in connection with the Notes. If UBS breaches its obligations under the license, AIGI and Dow Jones will have the right to terminate the license. If AIGI and Dow Jones choose to terminate the license agreement, UBS still has the right to use the Index and related service marks and trademarks in connection with the Notes until their maturity, provided that UBS cures its breach within thirty days of the termination of the license. If UBS fails to cure this breach, it may become difficult for UBS to determine the redemption amount of the Notes. The calculation agent in this case will determine the Index ending level or the fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate in its reasonable discretion.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section of page S-3, "Supplemental Tax Considerations" on page S-34, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

--------------------------------------------------------------------------------


The Dow Jones-AIG Commodity Index

The following is a description of the Dow Jones-AIG Commodity Index(SM) (the "Index"), including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from (i) publicly available sources and (ii) a summary of the Dow Jones-AIG Commodity Index Handbook (a document that is considered proprietary to Dow Jones and AIGI and is available to those persons who enter into a license agreement available at http://www.aigfp.com/commodities). Such information reflects the policies of, and is subject to change by, Dow Jones and AIGI. UBS has not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Index, AIGI and Dow Jones. Dow Jones and AIGI are not involved in the offer of the Notes in any way and have no obligation to consider your interests as a holder of the Notes. Dow Jones and AIGI have no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in their sole discretion.

OVERVIEW

The Index was introduced in July 1998 to provide a unique, diversified, economically rational and liquid benchmark for commodities as an asset class. The Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, please see Appendix A to this section. The commodities included in the Index for 2005 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Index are currently listed for trading on the Chicago Board of Trade ("CBOT").

The Index is a proprietary index that Dow Jones and AIGI developed and that Dow Jones, in conjunction with AIGI, calculates. The methodology for determining the composition and weighting of the Index and for calculating its value is subject to modification by Dow Jones and AIGI, at any time. At present, Dow Jones disseminates the Index level approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time) and publishes a daily Index level at approximately 4:00 p.m. (New York time), on each DJ-AIG Business Day (as defined below) on Reuters page AIGCI1. Index levels can also be obtained from the official websites of both Dow Jones and AIGI and are also published in THE WALL STREET JOURNAL. A "DJ-AIG Business Day" is a day on which the sum of the Commodity Index Percentages (as defined below in "Annual Reweightings and Rebalancings of the Dow Jones-AIG Commodity Index") for the Index Commodities that are open for trading is greater than 50%. For example, based on the weighting of the Index Commodities for 2005, if the CBOT and the New York Mercantile Exchange ("NYMEX") are closed for trading on the same day, a DJ-AIG Business Day will not exist.

AIGI and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Index, as well as commodities, including commodities included in the Index. AIGI and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of commodities or are linked to the performance of the Index. Certain of AIGI's affiliates may underwrite or issue other securities or financial instruments indexed to the Index and related indices, and AIGI and Dow Jones and their affiliates may license the Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the Index. For instance, a market maker in a financial instrument linked to the performance of the Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Index components in order to hedge the market maker's position in the financial instrument may affect the market price of the

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------


futures contracts included in the Index, which in turn may affect the value of the Index. With respect to any of the activities described above, none of AIGI, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

THE DOW JONES-AIG COMMODITY INDEX OVERSIGHT COMMITTEE

Dow Jones and AIGI have established the Dow Jones-AIG Commodity Index Oversight Committee to assist them in connection with the operation of the Index. The Dow Jones-AIG Commodity Index Oversight Committee includes prominent members of the financial, academic and legal communities selected by AIGI and meets annually to consider any changes to be made to the Index for the coming year. The Dow Jones-AIG Commodity Index Oversight Committee may also meet at such other times as may be necessary.

As described in more detail below, the Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in June or July by AIGI under the supervision of the Dow Jones-AIG Commodity Index Oversight Committee. Following the Dow Jones-AIG Commodity Index Oversight Committee's annual meeting in June or July, the annual weightings are publicly announced in July.

FOUR MAIN PRINCIPLES GUIDING THE CREATION OF THE DOW JONES-AIG COMMODITY INDEX

The Index was created using the following four main principles:

> ECONOMIC SIGNIFICANCE. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities.

     The Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

> DIVERSIFICATION. A second major goal of the Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

> CONTINUITY. The third goal of the Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Index from year to year. The Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------


     composition of the Index.

> LIQUIDITY. Another goal of the Index is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These principles represent goals of the Index and its creators, and there can be no assurance that these goals will be reached by either Dow Jones or AIGI.

COMPOSITION OF THE INDEX

COMMODITIES AVAILABLE FOR INCLUSION IN THE INDEX

A number of commodities have been selected which are believed to be sufficiently significant to the world economy to merit consideration for inclusion in the Index and which are the subject of a qualifying related futures contract. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the LME, each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 Index Commodities selected for 2005 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------


DESIGNATED CONTRACTS FOR EACH COMMODITY

A futures contract known as a Designated Contract is selected for each commodity. With the exception of several LME contracts, where the Dow Jones-AIG Commodity Index Oversight Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Dow Jones-AIG Commodity Index Oversight Committee selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, the Dow Jones-AIG Commodity Index Oversight Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the commodities included in the Index for 2005 are as follows:


      [THE FOLLOWING DATA REPRESENTS A PIE CHART IN THE PRINTED DOCUMENT.]


                          INDEX BREAKDOWN BY COMMODITY

                     Aluminum                        6.30%
                     Coffee                          2.82%
                     Copper                          6.13%
                     Corn                            5.80%
                     Cotton                          3.23%
                     Crude Oil                      14.60%
                     Gold                            5.41%
                     Heating Oil                     4.41%
                     Live Cattle                     5.00%
                     Lean Hogs                       2.96%
                     Natural Gas                    13.01%
                     Nickel                          2.23%
                     Silver                          1.96%
                     Soybeans                        8.61%
                     Soybean Oil                     2.92%
                     Sugar                           2.86%
                     Unleaded Gasoline               4.85%
                     Wheat                           4.55%
                     Zinc                            2.36%



-------------------------------------------------------------------------------------------------------------------
                                                                                                         CURRENT
COMMODITY            DESIGNATED CONTRACT              EXCHANGE    UNITS              PRICE QUOTE       WEIGHTING*
-------------------------------------------------------------------------------------------------------------------
Aluminum             High Grade Primary Aluminum      LME         25 metric tons     $/metric ton         6.30%
Coffee               Coffee "C"                       CSCE        37,500 lbs         cents/pound          2.82%
Copper**             High Grade Copper                COMEX       25,000 lbs         cents/pound          6.13%
Corn                 Corn                             CBOT        5,000 bushels      cents/bushel         5.80%
Cotton               Cotton                           NYCE        50,000 lbs         cents/pound          3.23%
Crude Oil            Light, Sweet Crude Oil           NYMEX       1,000 barrels      $/barrel            14.60%
Gold                 Gold                             COMEX       100 troy oz.       $/troy oz.           5.41%
Heating Oil          Heating Oil                      NYMEX       42,000 gallons     cents/gallon         4.41%
Live Cattle          Live Cattle                      CME         40,000 lbs         cents/pound          5.00%
Lean Hogs            Lean Hogs                        CME         40,000 lbs         cents/pound          2.96%
Natural Gas          Henry Hub Natural Gas            NYMEX       10,000 mmbtu       $/mmbtu             13.01%
Nickel               Primary Nickel                   LME         6 metric tons      $/metric ton         2.23%
Silver               Silver                           COMEX       5,000 troy oz.     cents/troy oz.       1.96%
Soybeans             Soybeans                         CBOT        5,000 bushels      cents/bushel         8.61%
Soybean Oil          Soybean Oil                      CBOT        60,000 lbs         cents/pound          2.92%
Sugar                World Sugar No. 11               CSCE        112,000 lbs        cents/pound          2.86%
Unleaded Gasoline    New York Harbor                  NYMEX       42,000 gal         cents/gallon         4.85%
                       Unleaded Gasoline
Wheat                Wheat                            CBOT        5,000 bushels      cents/bushel         4.55%
Zinc                 Special High Grade Zinc          LME         25 metric tons     $/metric ton         2.36%

----------
* THE COLUMN IN THE ABOVE TABLE TITLED "CURRENT WEIGHTING" REFLECTS THE APPROXIMATE WEIGHTINGS AS OF JULY 25, 2005 OF THE 19 COMMODITIES CURRENTLY INCLUDED IN THE INDEX.

** THE INDEX USES THE HIGH GRADE COPPER CONTRACT TRADED ON THE COMEX DIVISION OF THE NEW YORK MERCANTILE EXCHANGE FOR COPPER CONTRACT PRICES AND LME VOLUME DATA IN DETERMINING THE WEIGHTING FOR THE INDEX.

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the Index.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------


COMMODITY GROUPS

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Index are assigned to Commodity Groups. As of July 25, 2005, the Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

      [THE FOLLOWING DATA REPRESENTS A PIE CHART IN THE PRINTED DOCUMENT.]


                       INDEX BREAKDOWN BY COMMODITY GROUP

                        Energy                   36.87%
                        Precious Metals           7.37%
                        Industrial Metals        17.02%
                        Livestock                 7.96%
                        Grains                   18.96%
                        Softs                     8.91%
                        Vegetable Oil             2.92%

-------------------------------------------------------------------------------
COMMODITY GROUP:    COMMODITIES:       COMMODITY GROUP:   COMMODITIES:
-------------------------------------------------------------------------------

Energy              Crude Oil          Livestock          Lean Hogs
                    Heating Oil                           Live Cattle
                    Natural Gas
                    Unleaded Gasoline

Precious Metals     Gold               Grains             Corn
                    Platinum                              Soybeans
                    Silver                                Wheat

Industrial Metals   Aluminum           Softs              Cocoa
                    Copper                                Coffee
                    Lead                                  Cotton
                    Nickel                                Sugar
                    Tin
                    Zinc               Vegetable Oil      Soybean Oil

ANNUAL REWEIGHTINGS AND REBALANCINGS OF THE DOW JONES-AIG COMMODITY INDEX

The Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in June by AIGI under the supervision of the Dow Jones-AIG Commodity Index Oversight Committee, announced in July and implemented the following January. The composition of the Index for 2005 was approved by the Dow Jones-AIG Commodity Index Oversight Committee at a meeting held in July 2004. The next Index reweighting and rebalancing will take place in January 2006.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------


DETERMINATION OF RELATIVE WEIGHTINGS

The relative weightings of the component commodities included in the Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the Index, liquidity is measured by the Commodity Liquidity Percentage ("CLP") and production by the Commodity Production Percentage ("CPP"). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage ("CIP") for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Index (the "Index Commodities") and their respective percentage weights.

DIVERSIFICATION RULES

The Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Index as of January of the applicable year:

> No related group of commodities designated as a "Commodity Group" (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Index.

>    No single commodity may constitute more than 15% of the Index.

> No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Index.

> No single commodity that is in the Index may constitute less than 2% of the Index.

Following the annual reweighting and rebalancing of the Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

COMMODITY INDEX MULTIPLIERS

Following application of the diversification rules discussed above, CIPs are incorporated into the Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year (the "CIM Determination Date"), the CIPs, along with the settlement prices on that date for Designated Contracts included in the Index, are used to determine a Commodity Index Multiplier ("CIM") for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------


CALCULATIONS

The Index is calculated by Dow Jones, in conjunction with AIGI, by applying the impact of the changes to the futures prices of commodities included in the Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby the CIMs for the Index commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior Index level to calculate the current Index level. Dow Jones disseminates the Index level approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time), and publishes a daily Index level at approximately 4:00 p.m. (New York time) on each DJ-AIG Business Day on Reuters page AIGCI1. Index levels can also be obtained from the official websites of both Dow Jones and AIGI and are also published in THE WALL STREET JOURNAL.

THE INDEX IS A ROLLING INDEX

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-AIG Business Days each month according to a pre-determined schedule. This process is known as "rolling" a futures position. The Index is a "rolling index."

INDEX CALCULATION DISRUPTION EVENTS

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Index will be adjusted in the event that AIGI determines that any of the following index calculation disruption events exists:

(a) the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day,

(b) the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day's settlement price,

(c) the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index, or

(d) with respect to any futures contract used in the calculation of the Index that trades on the LME, a business day on which the LME is not open for trading.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------


HISTORICAL CLOSING LEVELS OF THE DOW JONES-AIG COMMODITY INDEX

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Commodities will result in holders of the Notes receiving a positive return on their investment. The closing level of the Index on July 25, 2005 was 155.655.

The chart below shows the performance of the Index from July 31, 1998 through July 25, 2005.

    DATE            SETTLEMENT PRICE          DATE           SETTLEMENT PRICE
--------------------------------------------------------------------------------
  31-Jul-98               90.354            28-Feb-02             90.476
  31-Aug-98               84.267            28-Mar-02             99.588
  30-Sep-98               90.447            30-Apr-02             99.431
  30-Oct-98               87.457            31-May-02             97.755
  30-Nov-98               80.845            28-Jun-02             99.518
  31-Dec-98               77.803            31-Jul-02             98.826
  29-Jan-99               77.189            30-Aug-02            102.581
  26-Feb-99               74.241            30-Sep-02            106.294
  31-Mar-99               81.023            31-Oct-02            105.053
  30-Apr-99               83.997            27-Nov-02            105.247
  28-May-99               78.558            31-Dec-02            110.276
  30-Jun-99               82.599            31-Jan-03            118.644
  30-Jul-99               83.728            28-Feb-03            122.526
  31-Aug-99               88.211            31-Mar-03            113.171
  30-Sep-99               92.435            30-Apr-03            112.360
  29-Oct-99               88.423            30-May-03            118.821
  30-Nov-99               90.088            30-Jun-03            115.788
  30-Dec-99               92.273            31-Jul-03            116.395
  31-Jan-00               96.815            29-Aug-03            120.898
  29-Feb-00               98.063            30-Sep-03            120.898
  31-Mar-00               98.524            31-Oct-03            126.571
  28-Apr-00               96.882            26-Nov-03            126.087
  31-May-00              102.843            31-Dec-03            135.269
  30-Jun-00              104.764            30-Jan-04            137.620
  31-Jul-00               99.004            27-Feb-04            146.445
  31-Aug-00              108.170            31-Mar-04            150.837
  29-Sep-00              106.975            30-Apr-04            148.046
  31-Oct-00              103.820            28-May-04            150.436
  30-Nov-00              111.590            30-June-04           144.034
  29-Dec-00              114.613            30-July-04           146.414
  31-Jan-01              111.374            31-Aug-04            143.556
  28-Feb-01              110.479            30-Sep-04            153.175
  30-Mar-01              105.372            29-Oct-04            155.549
  30-Apr-01              108.708            30-Nov-04            153.406
  31-May-01              106.091            30-Dec-04            145.604
  29-Jun-01              101.571            31-Jan-05            146.821
  1-Jul-01               102.570            28-Feb-05            156.886
  31-Aug-01              102.225            31-Mar-05            162.094
  8-Sep-01                95.107            29-Apr-05            152.294
  31-Oct-01               90.407            31-May-05            150.727
  30-Nov-01               90.959            30-June-05           152.885
  31-Dec-01               89.033            25-Jul-05            155.655
  31-Jan-02               88.309

                       PAST PERFORMANCE IS NOT INDICATIVE
                               OF FUTURE RESULTS.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------


The graph below illustrates the performance of the Index from January 30, 1998 through July 25, 2005.

      [THE FOLLOWING DATA REPRESENTS A LINE CHART IN THE PRINTED DOCUMENT.]

1/30/98                                  111.926
"2/27/98"                                106.689
                                         106.516
                                         104.683
                                         99.122
                                         96.561
                                         90.354
                                         84.267
                                         90.447
                                         87.457
                                         80.845
                                         77.803
"1/29/99"                                77.189
                                         74.241
                                         81.023
                                         83.997
                                         78.558
                                         82.599
                                         83.728
                                         88.211
                                         92.435
                                         88.423
                                         90.088
                                         92.273
"1/31/00"                                96.815
                                         98.063
                                         98.524
                                         96.882
                                         102.843
                                         104.764
                                         99.004
                                         108.17
                                         106.975
                                         103.82
                                         111.59
                                         114.613
"1/31/01"                                111.374
                                         110.479
                                         105.372
                                         108.708
                                         106.091
                                         101.571
                                         102.57
                                         102.225
                                         95.107
                                         90.407
                                         90.959
                                         89.033
"1/31/02"                                88.309
                                         90.476
                                         99.588
                                         99.431
                                         97.755
                                         99.518
                                         98.826
                                         102.581
                                         106.294
                                         105.053
                                         105.247
                                         110.276
"1/31/03"                                118.644
                                         122.526
                                         113.171
                                         112.36
                                         118.821
                                         115.788
                                         116.395
                                         120.898
                                         120.898
                                         126.571
                                         126.087
                                         135.269
"1/30/04"                                137.62
                                         146.445
                                         150.837
                                         148.046
                                         150.436
                                         144.034
                                         146.414
                                         143.556
                                         153.175
                                         155.549
                                         153.406
                                         145.604
"1/31/05"                                146.821
                                         156.886
                                         162.094
                                         152.294
                                         150.727
                                         152.885
                                         155.655

Source: Dow Jones & Company, Inc. (http://www.djindexes.com)

                       PAST PERFORMANCE IS NOT INDICATIVE
                               OF FUTURE RESULTS.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------


LICENSE AGREEMENT

"Dow Jones(SM)," "AIG(R)," "Dow Jones-AIG Commodity Index(SM)" and "DJ-AIGCI(SM)" are registered trademarks or service marks of Dow Jones & Company, Inc. and American International Group, Inc. ("American International Group"), as the case may be, and have been licensed for use for certain purposes by UBS AG. The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such products.

Dow Jones, AIGI and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is published by Dow Jones and AIGI, in connection with certain products, including the Notes.

The license agreement between Dow Jones, AIGI and UBS provides that the following language must be set forth in this prospectus supplement: The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates. None of Dow Jones, American International Group, AIGI or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates to UBS is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-AIG Commodity Index(SM), which is determined, composed and calculated by Dow Jones in conjunction with AIGI without regard to UBS or the Notes. Dow Jones and AIGI have no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones-AIG Commodity Index(SM). None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to Notes customers, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, AIGI, American International Group and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by UBS, but which may be similar to and competitive with the Notes. In addition, American International Group, AIGI and their respective subsidiaries or affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity Index(SM) and the Dow Jones-AIG Commodity Index Total Return(SM)), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity Index(SM) and the Notes.

This prospectus supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity Index(SM) components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity Index(SM) is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates. The information in the prospectus supplement regarding the exchange-traded futures contracts on physical commodities which comprise the Dow Jones-AIG Commodity Index(SM) components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to the exchange-traded futures contracts which comprise the Dow Jones-AIG

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------


Commodity Index(SM) in connection with the Notes. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the Dow Jones-AIG Commodity Index(SM), including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEX(SM) OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEX(SM) OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEX(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIGI AND UBS, OTHER THAN AMERICAN INTERNATIONAL GROUP AND ITS AFFILIATES.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------


APPENDIX A

THE COMMODITY FUTURES MARKETS

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as "short") and acquired by the purchaser (whose position is described as "long") or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as "initial margin." This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called "variation margin" and make the existing positions in the futures contract more or less valuable, a process known as "marking to market."

Futures contracts are traded on organized exchanges, known as "contract markets" in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trade obtained the position. This operates to terminate the position and fix the trader's profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Index has been comprised exclusively of futures contracts traded on regulated exchanges.

--------------------------------------------------------------------------------


Valuation of the Notes

AT MATURITY. At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Index Return.

o If the Index Return is positive, you will receive your principal plus an additional payment equal to 110% of the Index Return.

o If the Index Return is between 0% and -20%, you will receive your full principal.

o If the Index Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -20%. For example, an Index Return of -25.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE INDEX HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

The "Index Return" will be calculated as follows:

                    Index ending level - Index starting level
     Index Return = -----------------------------------------
                              Index starting level

The "Index starting level" equals 155.655, the closing level of the Index on the trade date.

The "Index ending level" will equal the closing level of the Index on the final valuation date.

For further information concerning the calculation of the payment at maturity, see "Specific Terms of the Notes--Payment at Maturity" on page S-27.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Notes more than any other factors. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand for the Notes, the volatility of the Index, the market price of the Index Commodities and exchange-traded futures contracts on the Index Commodities, the volatility of commodities prices, economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of Index Commodities and exchange-traded futures contracts on the Index Commodities, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-7 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------


Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (I.E., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Index" mean the Dow Jones-AIG Commodity Index(SM).

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Index Return.

o If the Index Return is positive, you will receive your principal plus an additional payment equal to 110% of the Index Return. In this case, the payment at maturity will be calculated as follows:

                   $1,000 + ($1,000 x (110% x Index Return)).

o If the Index Return is between 0% and -20%, you will receive your full principal.

o If the Index Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -20%. For example, an Index Return of -25.5% will result in a 5.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

                    $1,000 + ($1,000 x (Index Return + 20%)).

IF THE INDEX HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

SPECIFIC TERMS OF THE NOTES

The "Index Return" will be calculated as follows:

                     Index ending level - Index starting level
      Index Return = -----------------------------------------
                               Index starting level

The "Index starting level" equals 155.655, the closing level of the Index on the trade date.

The "Index ending level" will equal the closing level of the Index on the final valuation date.

MATURITY DATE

The maturity date will be July 30, 2010, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be July 26, 2010, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index ending level on the final valuation date. As described above, the final valuation date may be postponed and thus the determination of the Index ending level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index ending level be postponed by more than ten business days.

If the determination of the Index ending level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index ending level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index ending level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

> the termination or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in the Index;

> the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day's settlement price;

> the Index is not published, as determined by the calculation agent in its sole discretion;

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


> the settlement price is not published for any individual exchange-traded futures contract included in the Index; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging" on page S-32.

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Commodities.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Commodities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May--Offer Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If Dow Jones and AIGI discontinue publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Index ending level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index ending level is required to be determined, the calculation agent

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


will instead make the necessary determination by reference to a group of physical commodities, exchange-traded futures contracts or physical commodities or indexes and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index Commodities, the exchange-traded futures contracts on the Index commodities or the method of calculating the Index has been changed at any time in any respect--including any addition, deletion or substitution and any reweighting or rebalancing of the exchange-traded futures contracts on the Index Commodities and whether the change is made by Dow Jones and AIGI under their existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Commodities or is due to any other reason--that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Index ending level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index ending level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index ending level and the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a "business day" with respect to the Notes, we mean a day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date," above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Index starting level, the Index ending level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------


Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Commodities or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of the Index or the value of the Index Commodities;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or Commodities; or

>    any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Index Commodities, listed or over-the-counter options or futures on Index Commodities or listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the commodities market.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-7 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------


Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2005 (UNAUDITED)                                    CHF      USD
--------------------------------------------------------------------------------
                                                                   (IN MILLIONS)
Debt
  Debt issued(1) ............................................   219,669  183,572
                                                                -------  -------
  Total Debt ................................................   219,669  183,572
Minority Interest(2) ........................................     5,616    4,693
Shareholders' Equity ........................................    38,130   31,864
                                                                -------  -------
Total capitalization ........................................   263,415  220,129
                                                                =======  =======

------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.

(2)  INCLUDES TRUST PREFERRED SECURITIES.

Swiss Franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.83567.

--------------------------------------------------------------------------------


Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus). NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash-settled forward contract with respect to the Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you would recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount realized at such time and your tax basis in the Notes. In general, your tax basis in your Notes would be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held more than one year. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENT. In the opinion of our counsel, Sullivan & Cromwell LLP, it would also be reasonable to treat your Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as contingent debt instruments and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------


premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL

Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who, during the taxable year, have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are an individual resident in Switzerland for tax purposes and hold Notes as your private property, you should consult with your own tax advisor. It is possible that, for Swiss income tax purposes, your investment in the Notes may be treated as an investment in bonds with a variable one-time return. Thus, if you hold your Notes until maturity, you may be taxed upon any proceeds from the repayment in excess of the principal amount initially invested. If you sell your Notes to a third party prior to maturity, you may be taxed upon the difference between the sale proceeds and your initially invested amount.

--------------------------------------------------------------------------------


ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary"), would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------


Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 3.0% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc. and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

--------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ..............      S-1
Risk Factors ...............................      S-7
The Dow Jones-AIG Commodity Index ..........     S-14
Valuation of the Notes .....................     S-26
Specific Terms of the Notes ................     S-27
Use of Proceeds and Hedging ................     S-32
Capitalization of UBS ......................     S-33
Supplemental Tax Considerations ............     S-34
ERISA Considerations .......................     S-36
Supplemental Plan of Distribution ..........     S-37

PROSPECTUS

Introduction ...............................        3
Cautionary Note Regarding Forward-
  Looking Information ......................        5
Incorporation of Information About UBS
  AG .......................................        7
Where You Can Find More Information ........        7
Presentation of Financial Information ......        8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others ....................        9
Capitalization of UBS ......................        9
UBS ........................................       10
Use of Proceeds ............................       12
Description of Debt Securities We May
  Offer ....................................       13
Description of Warrants We May Offer .......       35
Legal Ownership and Book-Entry
  Issuance .................................       52
Considerations Relating to Indexed
  Securities ...............................       57
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency ...............       60
U.S. Tax Considerations ....................       63
Tax Considerations Under the Laws of
  Switzerland ..............................       74
ERISA Considerations .......................       76
Plan of Distribution .......................       77
Validity of the Securities .................       80
Experts ....................................       80


[UBS LOGO]

Partial
Principal
Protected Notes


UBS AG $7,000,000 NOTES
LINKED TO THE DOW JONES-AIG
COMMODITY INDEX(SM)
DUE JULY 30, 2010






PROSPECTUS SUPPLEMENT


JULY 25, 2005
(TO PROSPECTUS DATED FEBRUARY 27, 2003)







UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.